Exhibit 99.2

HubSpot Announces Clara Shih Joins Board of Directors

CAMBRIDGE, MA (November 5, 2025) — HubSpot, Inc. (NYSE: HUBS), the customer platform for scaling companies, announced today that Clara Shih, Head of the Business AI Group at Meta, has been appointed to the company’s Board of Directors, effective November 3, 2025. Shih brings leadership experience in artificial intelligence, enterprise software, and Customer Relationship Management, helping global businesses adopt and scale emerging technologies.

Shih joins HubSpot’s board as the company continues to innovate with AI across marketing, sales, and service, transforming how small and medium businesses scale.

At Meta, Shih started and leads the company’s Business AI Group, responsible for building and monetizing AI products for the over 200 million businesses across Facebook, Instagram, and WhatsApp. She also oversees product and engineering for the generative AI backend platform that supports Meta’s monetization ecosystem. Prior to Meta, Shih served as CEO of Salesforce AI and CEO of Service Cloud, where she led product, GTM, and business transformation. In this role, she drove Salesforce’s shift into generative AI and scaled Service Cloud to become the company’s largest product line. Earlier in her career, Shih founded and led Hearsay Systems (now part of Yext), a global SaaS company helping financial services professionals deepen client relationships through digital and AI-powered engagement.

A technology pioneer and industry voice on responsible AI, Shih has been named to the TIME100 AI list, Fast Company’s “Most Influential People in Technology,” and recognized as a Young Global Leader by the World Economic Forum. She also served on the Starbucks Board of Directors from 2011 to 2023 and is an advisor and investor in several AI and enterprise startups.

“Clara is a remarkable leader who deeply understands both the transformative potential of AI and the realities of how go-to-market teams operate,” said Yamini Rangan, CEO of HubSpot. “Her experience building and scaling AI products, from foundational model platforms to customer-facing applications, will be invaluable as HubSpot continues to embed AI across our customer platform. Clara is one of the most forward-thinking leaders in tech, and we’re thrilled to welcome her to our board.”

“HubSpot has a unique opportunity to help millions of scaling businesses harness the power of AI to drive growth,” said Clara Shih. “I’ve long admired HubSpot’s customer-first philosophy and product innovation, and I’m excited to work with Yamini, the board, and the leadership team to help shape this next chapter.”

Shih holds B.S. and M.S. degrees in Computer Science from Stanford University and an M.S. from Oxford University, where she studied as a Marshall Scholar.

About HubSpot

HubSpot (NYSE: HUBS) is the customer platform that helps businesses connect and grow better. HubSpot delivers seamless connection for customer-facing teams with a unified platform that includes AI-powered engagement hubs, a Smart CRM, and a connected ecosystem with over 2,000 App Marketplace integrations, a community network, and educational content. Learn more at www.hubspot.com.